Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Invesco Ltd. 2011 Global Equity Incentive Plan of Invesco Ltd. of our reports dated February 25, 2011, with respect to the consolidated financial statements of Invesco Ltd. and the effectiveness of internal control over financial reporting of Invesco Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
May 27, 2011